Exhibit 3.2

CERTIFICATE OF INCORPORATION

OF

UNILENS VISION INC.

Under Section 102 of the General Corporation Law

FIRST: The name of the corporation (the “Corporation”) is Unilens Vision Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808, County of Newcastle. The name of its registered agent at such address is the Corporation Service Company.

THIRD: The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The Corporation shall have authority to issue a total of 33,000,000 shares of stock, of which 30,000,000 shares shall be Common Stock, par value $0.001 per share (the “Common Stock”), and 3,000,000 shares shall be Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

PREFERRED STOCK

Shares of the Preferred Stock may be issued from time to time in series, and the Board of Directors is authorized, subject to the limitations provided by law, to establish and designate one or more series of the Preferred Stock, to fix the number of shares constituting each series, and to fix the designations and rights, preferences and limitations of each series and the variations and relative rights, preferences and limitations as between series, and to increase and to decrease the number of shares constituting each series. The authority of the Board of Directors with respect to each series shall include, but shall not be limited to, the authority to determine the following:

(a) the designation of such series;

(b) the number of shares initially constituting such series and any increase or decrease (to a number not less than the number of outstanding shares of such series) of the number of shares constituting such series theretofore fixed;

(c) the rate or rates at which dividends on the shares of such series shall be paid, including, without limitation, any methods or procedures for determining such rate or rates, and the conditions on, and the times of, the payment of such dividends, the preference or relation which such dividends shall bear to the dividends payable on any other class or series of stock of the Corporation, and whether or not such dividends shall be cumulative and, if so, the date or dates from and after which they shall accumulate;

(d) whether or not the shares of such series shall be redeemable, and, if so, the terms and conditions of such redemption, including, without limitation, the date or dates on or after which such shares shall be redeemable and the amount per share which shall be payable on such redemption, which amount may vary under different conditions and at different redemption dates;

(e) the rights to which the holders of the shares of such series shall be entitled on the voluntary or involuntary liquidation, dissolution or winding up or on any distribution of the assets, of the Corporation, which rights may be different in the case of a voluntary liquidation, dissolution or winding up than in the case of such an involuntary event;

(f) whether or not the shares of such series shall have voting rights in addition to the voting rights provided by law and, if so, the terms and conditions thereof, including, without limitation, the right of the holders of such shares to vote on a separate class, either alone or with the holders of shares of one or more other series of the Preferred Stock and the right to have more than one vote per share;

(g) whether or not a sinking fund or a purchase fund shall be provided for the redemption or purchase of the shares of such series and, if so, the terms and conditions thereof;

(h) whether or not the shares of such series shall be convertible into, or changeable for, shares of any other class or series of the same or any other class of stock of the Corporation and, if so, the terms and conditions of conversion or exchange, including, without limitation, any provision for the adjustment of the conversion or exchange rate or the conversion or exchange price; and

(i) any other relative rights, preferences and limitations.

FIFTH: The name and mailing address of the sole incorporator are: Laurence S. Markowitz, Esq., Baker & Hostetler LLP, 45 Rockefeller Plaza, New York, New York 10111.

SIXTH: The number of directors of the Corporation shall be as fixed by, or in the manner provided in, the By-Laws, but shall be not less than three nor more than nine. The Board of Directors shall be divided into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible. Directors shall be elected annually and, except as set forth below in connection with the initial classification of the directors, shall serve for terms of three years each. The initial terms of office of the directors shall be as follows: the term of the Class I directors shall expire at the annual meeting of stockholders in 2011, the term of the Class II directors shall expire at the annual meeting of stockholders in 2012 and the term of the Class III directors shall expire at the annual meeting of stockholders in 2013. At each annual meeting of stockholders, directors elected to succeed the class of directors whose terms expire at such annual meeting shall be elected to hold office for a three-year term and until their successors have been elected and qualified.

During the intervals between annual meetings of stockholders, any vacancies occurring in the Board of Directors and any newly created directorships resulting from an increase in the number of directors shall be filled by a majority vote of the directors then in office, whether or not a quorum, or by a sole remaining director, except as otherwise provided by law. Each director chosen to fill a vacancy shall hold office for the unexpired term in respect of which such vacancy occurred. Each director chosen to fill a newly created directorship shall hold office for a term expiring at the next annual meeting of stockholders, at which time such director shall be classified in accordance with this Article Sixth. When the number of directors is changed, any newly created directorships or any decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as possible. Each director shall hold office for the specified term and until a successor shall be duly elected and qualified, except in the event of death, resignation or removal. Election of directors of the Corporation need not be by ballot unless the By-Laws so require.

SEVENTH: An action of the stockholders may be taken without a meeting only if a consent in writing is signed by all of the stockholders who are entitled to vote on such action.

EIGHTH: To the fullest extent that the General Corporation Law of the State of Delaware as it exists on the date hereof or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to this Certificate of Incorporation, directly or indirectly by merger, consolidation or otherwise, having the effect of amending or repealing any of the provisions of this Article Eighth shall apply to, or have any effect on the liability or alleged liability of, any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal, unless such amendment shall have the effect of further limiting or eliminating such liability.

NINTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is authorized to adopt, amend or repeal the By-Laws of the Corporation.

TENTH: The Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights of stockholders herein are subject to this reservation.

ELEVENTH: The Corporation elects to be governed by the provisions of Section 203 of the General Corporation Law.

TWELFTH: The Corporation shall, to the fullest extent permitted by applicable law as then in effect, indemnify any person made, or threatened to be made, a party to an action or proceeding (including one by one in the right of the Corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the Corporation served in any capacity at the request of the Corporation, by reason of the fact that he or she was a director or officer of the Corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against any and all judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein. Such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs and legal representatives. The right to indemnification conferred in this Article 10 shall include the right to receive payment in advance of any expenses incurred in defending a civil or criminal action or proceeding consistent with applicable law as then in effect, and shall be a contract right. The Corporation may, by action of the Board of Directors, provide indemnification for employees, agents, attorneys and representatives of the Corporation with up to the same scope and extent as provided above for officers and directors. No amendment to or repeal of this Certificate of Incorporation having the effect of amending, altering, changing or repealing this Article 10 shall remove, abridge or adversely affect any right to indemnification or other benefits hereunder with respect to any acts or omissions occurring prior to such amendment or repeal. The right of indemnification conferred in this Article 10 shall not be exclusive of any other rights to which any person seeking indemnification may otherwise be entitled under any provision of the By-Laws, a resolution of the stockholders or the directors, a contract or otherwise.

THIRTEENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

FOURTEENTH: No amendment of this Certificate of Incorporation, directly or indirectly by merger, consolidation or otherwise, shall amend, alter, change or repeal any of the provisions of Articles Sixth, Seventh or Twelfth unless the amendment, alteration, change or repeal shall receive the affirmative vote of at least 66-2/3% of the votes of the outstanding shares of stock entitled to vote in the election of directors; provided, however, that this paragraph shall not apply to any such amendment submitted to the stockholders for adoption with the unanimous recommendation of the Board of Directors.

THE UNDERSIGNED, being the sole incorporator named above, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, has signed this Certificate on April 1, 2010, and acknowledges that it is his act and deed and that the facts stated herein are true.

LAURENCE S. MARKOWITZ
Laurence S. Markowitz, Sole Incorporator

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